Exhibit 10-C-2A


                  AMENDMENTS TO SUPPLEMENTAL COMPENSATION PLAN
                  --------------------------------------------
                            (Effective March 9, 1994)

       Paragraph 9a of the Plan is amended to read as follows:

      9. a. Payment of Awards by the Company and Eligible Domestic Subsidiaries.

     Except as otherwise provided by Paragraphs 6c and 10, awards made by the Company and by any Eligible Domestic Subsidiary shall be paid as follows:

     (1) Each award shall be paid, subject to the provisions of Paragraphs 9a(2), 9c and 14, in a single installment on or before April 15 of the year next succeeding that for which the award is made.

     (2) Anything in this Paragraph 9a to the contrary notwithstanding, the Compensation and Option Committee may determine that awards for any year shall be paid in two or more installments at such times and upon such terms as such Committee may in its sole discretion determine.

     (3) Anything in this Paragraph 9a to the contrary notwithstanding, awards made to Employees of any foreign branch of the Company or of any Eligible Domestic Subsidiary (and to the spouse, children or legal representatives of any of such Employees in accordance with Paragraph 7) shall be paid, subject to Paragraphs 10 and 14, at such time or times, in one payment or in installments, in such currency or currencies, and upon such conditions (which may be subject to such waiver) as the Supplemental Compensation Award Committee or the Eligible Domestic Subsidiary, as the case may be, in its sole discretion may determine.